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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
                             (AMENDMENT NO. _______)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

             Securities Act Rule 801 (Rights Offering)                       [ ]

             Securities Act Rule 802 (Exchange Offer)                        [ ]

             Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)             [ ]

             Exchange Act Rule 14d-l(c) (Third Party Tender Offer)           [X]

             Exchange Act Rule 14e-2(d) (Subject Company Response)           [ ]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8) [ ]

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act.

                              WMC Resources Limited
                            (Name of Subject Company)

                                 Not Applicable
      (Translation of Subject Company's Name into English (if applicable))

                            Commonwealth of Australia
        (Jurisdiction of Subject Company's Incorporation or Organization)

                    BHP Billiton Limited and BHP Billiton Plc
                       (Name of Person(s) Furnishing Form)

        ordinary shares and shares underlying American depositary shares
                     (Title of Class of Subject Securities)

               ---------------------------------------------------
              (CUSIP Number of Class of Securities (if applicable))

--------------------------------------------------------------------------------
                                    John Fast
                               Chief Legal Counsel
                               BHP Billiton Group
                                180 Londsdale St.
                                 Melbourne, 3000
                                    Australia
                              Tel: +61 3 9609 3333
                              Fax: + 61 3 9609 3015

--------------------------------------------------------------------------------

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

                                   Copies to:

------------------------------------- ---- -------------------------------------
          David A. Katz, Esq.                        David Williamson
                Partner                            Blake Dawson Waldron
    Wachtell, Lipton, Rosen & Katz                        Level 39
          51 West 52nd Street                        101 Collins Street
        New York, NY 10019-6150                  Melbourne, Victoria 3000
                U.S.A.                                   Australia
          Tel: + 212 403 1000                     Tel: + 61 3 9679 3000
          Fax: + 212 403 2000                     Fax: + 61 3 9679 3111
------------------------------------- ---- -------------------------------------


  March 21, 2005 (Date of announcement of intention to commence Tender Offer)
                 (Date Tender Offer/Rights Offering Commenced)

* AN AGENCY MAY NOT CONDUCT OR SPONSOR, AND A PERSON IS NOT REQUIRED TO RESPOND TO, A COLLECTION OF INFORMATION UNLESS IT DISPLAYS A CURRENTLY VALID CONTROL NUMBER. ANY MEMBER OF THE PUBLIC MAY DIRECT TO THE COMMISSION ANY COMMENTS CONCERNING THE ACCURACY OF THIS BURDEN ESTIMATE AND ANY SUGGESTIONS FOR REDUCING THIS BURDEN. THIS COLLECTION OF INFORMATION HAS BEEN REVIEWED BY OMB IN ACCORDANCE WITH THE CLEARANCE REQUIREMENTS OF 44 U.S.C. 3507.

SEC 2560      Persons who respond to the collection of Information
 (10-03)      contained in this form are not required to respond unless
              the form displays a currently valid OMB control number.

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

(a) BHP Billiton lodged a Bidder's Statement (Exhibit 1) for the ordinary shares and the shares underlying the American Depositary Shares of WMC Resources Limited with the Australian Securities and Investments Commission on March 21, 2005.

(b)  Not applicable.

Item 2. Informational Legends

Not applicable.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1) Australian Stock Exchange announcement dated March 21, 2005 (Exhibit 2). In accordance with Chapter 6C of the Australian Corporations Act of 2001, BHP Billiton lodged a notice of initial substantial holder (Exhibit 3) with the Australian Securities and Investments Commission on March 22, 2005. In accordance with Chapter 6C of the Australian Corporations Act of 2001, Deutsche Bank AG lodged a notice of change of interests of substantial holder (Exhibit 4) with the Australian Securities and Investments Commission on March 11, 2005. Deutsche Bank AG is BHP Billiton's financial advisor in connection with BHP Billiton's offer for the shares of WMC Resources Limited.

(2)  Not applicable.

(3)  Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

On March 11, 2005, BHP Billiton filed with the Securities and Exchange Commission on Irrevocable Consent and Power of Attorney on Form F-X.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        By:            /s/ Karen Wood
                  -------------------------
                         (Signature)

        Name:        Karen Wood, Secretary
                  -------------------------
                       (Name and Title)

        Date:           March 22, 2005